Exhibit 23.1

Deloitte & Touche Ltda. Nit. 860.005.813-4 Carrera 7 No. 74-09 Ed. Deloitte Bogotá Colombia Tel: +57 (1) 426 2000 www.deloitte.com/co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-4 of our report dated June 21, 2021, relating to the financial statements of Crynssen Pharma Group Limited. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Bogota, Colombia
June 21, 2021

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